                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

  Filed by the registrant /X/

  Filed by a party other than the registrant / /

  Check the appropriate box:

  / / Preliminary proxy statement           / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

  /X/ Definitive proxy statement

  / / Definitive additional materials

  / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               THE UPJOHN COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                               THE UPJOHN COMPANY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

  / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

  (5) Total fee paid:

--------------------------------------------------------------------------------

  / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

  / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

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  (2) Form, schedule or registration statement no.:

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  (3) Filing party:

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  (4) Date filed:

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

                                 (UPJOHN LOGO)

                               THE UPJOHN COMPANY
                               7000 PORTAGE ROAD
                           KALAMAZOO, MICHIGAN 49001

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        NEW MEETING DATE: APRIL 18, 1995
--------------------------------------------------------------------------------

To Our Shareholders:

This year, the Annual Meeting of Shareholders of The Upjohn Company, a Delaware corporation, will be held on Tuesday, April 18, 1995, instead of on the third Tuesday in May as in prior years. The Annual Meeting will commence at 1:30 p.m. on April 18, 1995, at the Radisson Plaza Hotel, 100 West Michigan Avenue, Kalamazoo, Michigan, for the following purposes:

1. To elect five directors for a term of three years and one director for a term of two years.

2. To vote on three shareholder proposals.

3. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 3, 1995 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                                                     By Order of the Board

Kalamazoo, Michigan                                  Kenneth M. Cyrus
March 23, 1995                                       Secretary
--------------------------------------------------------------------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                               THE UPJOHN COMPANY
                               7000 PORTAGE ROAD
                           KALAMAZOO, MICHIGAN 49001

                                PROXY STATEMENT

  This proxy statement and related proxy are being mailed to shareholders of The Upjohn Company on or about March 23, 1995 in connection with the solicitation by the Company of proxies to be used at the Annual Meeting of Shareholders of the Company to be held at the Radisson Plaza Hotel, Kalamazoo, Michigan, on Tuesday, April 18, 1995, at 1:30 p.m., and at all adjournments thereof.

  Any person giving a proxy has the power to revoke it at any time before it is voted. The Company will bear the costs of solicitation of proxies. The Company may also reimburse persons holding stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The solicitation is being made by mail and may also be made by telephone or by telegraph by officers, directors and regular employees of the Company. In addition, the Company has engaged the services of D. F. King & Co., Inc., to assist in the solicitation of proxies for a fee not to exceed $20,000, plus out-of-pocket expenses.

  It is the Company's policy that all proxies, ballots and voting tabulations that identify how shareholders voted will be kept confidential, except where disclosure may be required by applicable law, where disclosure is expressly requested by a shareholder, and in proxy solicitations not approved and recommended by the Board of Directors, and that the tabulators and the inspectors of election be independent and not employees of the Company.

  Shareholders of record at the close of business on March 3, 1995 are entitled to notice of and to vote at the meeting. At the close of business on January 31, 1995, the Company had 173,143,319 shares (excluding 17,448,204 treasury shares) of Common Stock outstanding, each share being entitled to one vote. These shares will be voted as specified in the shareholder's proxy. The Company's fiscal year is a calendar year.

  If a shareholder participates in the Company's Dividend Reinvestment and Stock Purchase Plan, any proxy given by such shareholder will also govern the voting of all full shares held for the shareholder's account under that Plan.

  At the close of business on January 31, 1995, shares of Series B Convertible Perpetual Preferred Stock of the Company were held by The Upjohn Company Employee Stock Ownership Trust pursuant to The Upjohn Employee Savings Plan having votes equivalent to 7,322,020 shares of Common Stock. Shares under The Upjohn Employee Savings Plan that have been allocated to participant accounts will be voted as specified in the participant's proxy. If a participant is also a shareholder of record, the proxy given by such person will govern the voting of shares held by the participant both directly and through the Plan. State Street Bank and Trust Company, as the Trustee of the Plan, will vote unallocated and unvoted shares in the same proportion as shares voted by Plan participants.

  Matters submitted to a vote of shareholders must be approved by the holders of a majority of the shares voting on such matter at the Annual Meeting. In determining whether a quorum exists at the meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. Abstentions with respect to a particular proposal will be counted as part of the base number of votes to be used in determining if that particular proposal has received the requisite percentage of base votes for approval, while broker non-votes will not be counted in such base for such proposal. Thus, an abstention will have the same effect as a vote "against" such proposal while a broker non-vote will have no effect. If an individual has signed a proxy card but failed to indicate a vote "for," "against" or "abstaining" from a particular proposal, such proxy will be voted for all nominees and against all shareholder proposals in accordance with the recommendation of the Board of Directors.

                           ELECTION OF SIX DIRECTORS

  The Board of Directors is composed of three classes of members. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy to vote to elect M. Kathryn Eickhoff, Daryl F. Grisham, Lawrence C. Hoff, Jerry R. Mitchell, M.D. and William U. Parfet as directors for three-year terms. Antonio M. Gotto, Jr., who was appointed by the Board as a director in November 1994, has been nominated for election by the shareholders for his remaining two-year term.

  It is expected these nominees will serve, but if, for any unforeseen cause, any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising before the Annual Meeting of Shareholders in accordance with the discretionary authority of the persons named in the proxy.

  Information with respect to the nominees for election and the directors continuing in office with respect to age, positions with the Company or other principal occupations for the past five years, other directorships and the year each was initially elected a director of the Company is as follows:

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                      FOR THREE-YEAR TERM EXPIRING IN 1998

[PHOTO]             M. KATHRYN EICKHOFF, AGE 55, PRESIDENT, EICKHOFF ECONOMICS INCORPORATED,
                    ECONOMIC CONSULTANTS. Ms. Eickhoff is the former associate director for
                    Economic Policy, United States Office of Management and Budget. She serves as a director of AT&T, National Westminster Bancorp. Inc. and Tenneco Inc.
                    Ms. Eickhoff is a member of several business organizations including The
                    Conference of Business Economists, The Economic Club of New York and the
                    National Association of Business Economists. She served as a Director of
                    The Upjohn Company from 1982 to 1985 and returned as a Director in 1987.
                    She is a member of the Audit; the Executive; the Finance; and the
                    Nominating Committees of the Board of Directors.

[PHOTO]             DARYL F. GRISHAM, AGE 68, PRESIDENT AND CHIEF EXECUTIVE OFFICER, PARKER
                    HOUSE SAUSAGE COMPANY. Mr. Grisham joined Parker House Sausage Company in
                    1954. He has been a director of that company since 1961 and was promoted to his current position in 1969. Mr. Grisham is a former director for G.
                    D. Searle and Company and Illinois Bell Telephone Co. He serves as a director of Harris Bankcorp, Inc.; Lincoln Park Zoological Society and the
                    Rehabilitation Institute of Chicago. He also serves as a trustee for the
                    Chicago Museum of Science & Industry and Northwestern University. He has
                    served as a Director of The Upjohn Company since 1989 and is a member of the Compensation and Incentive; the Executive; the Nominating; and the
                    Social Responsibility Committees of the Board of Directors.

[PHOTO]             LAWRENCE C. HOFF, AGE 66, FORMER PRESIDENT AND CHIEF OPERATING OFFICER OF
                    THE COMPANY. Mr. Hoff has long been active in major industry and educational associations including having served as director, American
                    Diabetes Association, Inc.; trustee, Borgess Medical Center; director,
                    Council on Family Health; chairman, Pharmaceutical Research and
                    Manufacturers of America; member, U.S. Chamber of Commerce, International
                    Policy Committee. He holds an honorary Doctor of Science in Pharmacy degree from Massachusetts College of Pharmacy and Allied Health Sciences,
                    and is currently a director of Alpha Beta Technology, Inc.; Curative
                    Technologies, Inc.; and MedImmune, Inc. He has served as a Director of The
                    Upjohn Company since 1973 and is a member of the Audit and the Social
                    Responsibility Committees of the Board of Directors.

[PHOTO]             JERRY R. MITCHELL, M.D., AGE 53, VICE CHAIRMAN OF THE BOARD AND PRESIDENT,
                    UPJOHN LABORATORIES. Previously, Dr. Mitchell had been Executive Vice
                    President and President, Upjohn Laboratories (1991-92); and Senior Vice
                    President and President, Upjohn Laboratories (1990). Prior to joining The
                    Upjohn Company, Dr. Mitchell was a professor of internal medicine and the director of the Center for Experimental Therapeutics, Baylor College of
                    Medicine and Affiliated Hospitals. During his distinguished career, Dr.
                    Mitchell has served on many national advisory boards and committees and has received numerous honors and scientific awards. He has published two books and has written hundreds of manuscripts and abstracts. Dr. Mitchell has been a Director of The Upjohn Company since 1991.

[PHOTO]             (1)WILLIAM U. PARFET, AGE 48, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
                    RICHARD-ALLAN MEDICAL INDUSTRIES, INC., A MANUFACTURER OF SURGICAL
                    EQUIPMENT AND MEDICAL SUPPLIES. Prior to joining Richard-Allan in October
                    1993, Mr. Parfet had been Vice Chairman of the Board of the Company, and was President (1991-93) and Executive Vice President (1989-91) before that. Mr. Parfet serves on various boards of directors, including Bissell,
                    Inc., CMS Energy Corporation, the Financial Accounting Foundation, Flint
                    Ink Corporation, Old Kent Financial Corporation, Stryker Corporation and
                    Universal Foods, Inc. He has served as a Director of The Upjohn Company since 1985 and is a member of the Finance and the Social Responsibility
                    Committees of the Board of Directors.

                 NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS
                       FOR TWO-YEAR TERM EXPIRING IN 1997

[PHOTO]             ANTONIO M. GOTTO, JR., M.D., AGE 59, CHAIRMAN OF THE DEPARTMENT OF
                    MEDICINE AT BAYLOR COLLEGE OF MEDICINE. Dr. Gotto was appointed to the
                    Board of Directors of The Upjohn Company in November 1994. He is
                    Distinguished Service Professor and Chairman of the Department of Internal
                    Medicine at Baylor College of Medicine. He holds the J.S. Abercrombie
                    Chair of Atherosclerosis Research and the Bob and Vivian Smith Chair in
                    Internal Medicine. He is Chief of the Internal Medicine Service at The
                    Methodist Hospital and Ben Taub County Hospital in Houston, Texas. He is a
                    director of the Medtronic Corporation. He is a former member of: the
                    National Academy of Sciences -- Institute of Medicine; the National Heart,
                    Lung, and Blood Advisory Council for the National Institutes of Health;
                    and the National Diabetes Advisory Board. He has served as National
                    President of the American Heart Association. He is currently President of the International Atherosclerosis Society, Co-Chairman of the U.S.-Russian
                    and U.S.-Italian Cardiovascular Workgroups and Secretary of the Texas and
                    district Rhodes Scholar Selection Committee. He has received many awards, honorary degrees and recognition by foreign governments. He is a member of the Audit and the Social Responsibility Committees of the Board of
                    Directors.


                     MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                                     TERM EXPIRING IN 1996

[PHOTO]             RICHARD H. BROWN, AGE 47, VICE CHAIRMAN OF AMERITECH CORP., A TELECOM-
                    MUNICATIONS COMPANY. Mr. Brown was elected Ameritech vice chairman in
                    January 1993. He joined Illinois Bell as president and chief executive officer in 1990 and, prior to that, he was executive vice president of
                    United Telecom and U. S. Sprint. He is a member of the Economic Club of
                    Chicago, trustee, Rush-Presbyterian-St. Luke's Medical Center, vice chairman of the board of trustees of Ohio University Foundation and serves actively in many non-profit organizations in Illinois. Mr. Brown is a director of Ameritech Corp. and serves on a number of other boards. He has served as a Director of The Upjohn Company since September 1993 and is a member of the Compensation and Incentive; the Nominating; and the Social
                    Responsibility Committees of the Board of Directors.

[PHOTO]             GERALDINE A. KENNEY-WALLACE, AGE 51, PRESIDENT AND VICE-CHANCELLOR OF
                    MCMASTER UNIVERSITY, HAMILTON, ONTARIO, CANADA. Dr. Kenney-Wallace is a
                    member of the board of directors of the Bank of Montreal, Dofasco Inc.,
                    DMR Inc., General Motors (Canada) and Northern Telecom Ltd. She serves on the advisory board of the Canadian Foundation for AIDS Research, the
                    Manning Foundation, the Canada-Japan Forum, the Canadian National
                    Roundtable on the Environment and the Economy and the Singapore National
                    Science and Technology Boards. During her scientific career in lasers, ultra-fast phenomena and opto-electronics, Dr. Kenney-Wallace has received numerous honors and scientific awards. She has served as a Director of The
                    Upjohn Company since 1993 and is a member of the Audit; the Finance; and
                    the Social Responsibility Committees of the Board of Directors.

[PHOTO]             WILLIAM E. LAMOTHE, AGE 68, FORMER CHAIRMAN OF THE BOARD AND CHIEF
                    EXECUTIVE OFFICER OF KELLOGG COMPANY, A FOOD COMPANY. Mr. LaMothe is a
                    former director of the Food and Drug Law Institute, Kimberly Clark
                    Corporation, Unisys Corporation and the Western Michigan University
                    Foundation. He is currently a director of Allstate Insurance Companies,
                    Kellogg Company and Sears Roebuck and Company; and he is a member of the board and a trustee for the W. K. Kellogg Foundation Trust. Mr. LaMothe serves on the board of governors of the Battle Creek Community United Arts
                    Council and The Battle Creek Community Foundation. He has served as a
                    Director of The Upjohn Company since 1986 and is a member of the Audit;
                    the Compensation and Incentive; the Executive; and the Nominating
                    Committees of the Board of Directors.

[PHOTO]             LEY S. SMITH, AGE 60, PRESIDENT AND CHIEF OPERATING OFFICER OF THE
                    COMPANY. Mr. Smith was elected President, Chief Operating Officer and
                    Acting Chief Executive Officer in 1993; he became Vice Chairman of the
                    Board in 1991; and was elected Executive Vice President in January 1989.
                    He is currently a member of the Borgess Medical Center Board of Trustees and board member for the Biopure Corporation. Mr. Smith is active in a wide variety of business, community, and medical- and
                    pharmaceutical-related activities, including the Pharmaceutical Research and Manufacturers of America; the Virginia Neurological Institute; the
                    Health, Welfare and Retirement Income Task Force of the Business
                    Roundtable; and the Greater Kalamazoo United Way. He has served as a
                    Director of The Upjohn Company since 1989.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             TERM EXPIRING IN 1997

[PHOTO]             FRANK C. CARLUCCI, AGE 64, CHAIRMAN, THE CARLYLE GROUP, A MERCHANT BANK IN
                    WASHINGTON, D.C. Mr. Carlucci was vice chairman of The Carlyle Group from
                    1989 to 1993. He served as U.S. Secretary of Defense from 1987 to 1989.
                    Mr. Carlucci is currently on the board of directors of Ashland Oil, Inc.;
                    Bell Atlantic Corporation; Connecticut Mutual Life Insurance Company;
                    General Dynamics Corporation; Kaman Corporation; Neurogen Corporation;
                    Northern Telecom Limited; The Quaker Oats Company; SunResorts, Ltd., N.V.;
                    Texas Biotechnological Corporation; Westinghouse Electric Corporation; and
                    serves on the board of trustees for the nonprofit Rand Corporation. Mr.
                    Carlucci has served as a Director of The Upjohn Company since 1990 and is a member of the Audit; the Compensation and Incentive; the Finance; and
                    the Nominating Committees of the Board of Directors.

[PHOTO]             WILLIAM D. MULHOLLAND, AGE 68, FORMER CHAIRMAN OF THE BOARD AND CHIEF
                    EXECUTIVE OFFICER OF THE BANK OF MONTREAL. Mr. Mulholland is currently a director of the Bank of Montreal; and Canadian Pacific Ltd. He is a
                    trustee of Queen's University and a member of the Advisory Committee on
                    Canadian Studies at the School of Advanced International Studies, Johns
                    Hopkins University. Mr. Mulholland has received honorary Doctor of Laws degrees from Memorial University and Queen's University. He has served as a Director of The Upjohn Company since 1977 and is a member of the
                    Compensation and Incentive; the Executive; the Finance; and the Nominating
                    Committees of the Board of Directors.

[PHOTO]             JOHN L. ZABRISKIE, AGE 55, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                    OFFICER OF THE COMPANY. Prior to joining the Company in 1994, Dr.
                    Zabriskie had spent his entire career with Merck & Co., Inc. During his last five years with Merck, he held several officer positions in sales, marketing, public affairs and manufacturing, serving most recently as executive vice president of Merck & Co., Inc., and president, Merck
                    Manufacturing Division. He is active in the debate over U. S. health care reform as a member of the Healthcare Leadership Council and past member of the Jackson Hole Group for Healthcare Reform. He is also active in the
                    Pharmaceutical Research and Manufacturers of America. Dr. Zabriskie has
                    served on the boards of Penjerdel Corporation; Pennsylvania Biotechnology
                    Association; the National Pharmaceutical Council, Inc.; Morristown
                    Memorial Hospital and Wells College. He is currently a director of First of America Bank Corporation, Kellogg Company and Southwest Michigan
                    Healthcare Coalition. He began serving as a Director of The Upjohn Company in January 1994 and is a member of the Executive and the Finance
                    Committees of the Board of Directors.

                 ------------------------------------------

                 (1)W. U. Parfet and D. R. Parfet, Executive Vice President for Administration of the Company, are brothers.

                   INFORMATION CONCERNING SECURITY OWNERSHIP

  Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain shares listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of Common Stock of the Company listed below for directors and executive officers as a group eliminates such duplication.

  Pursuant to a Schedule 13G filed with the Securities and Exchange Commission by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as Trustee of The Upjohn Employee Savings Plan, the Bank indicated beneficial ownership equivalent to 7.4% of the Company's outstanding Common Stock as of December 31, 1994.

  Pursuant to a Schedule 13G filed with the Securities and Exchange Commission by The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, California 90071, Capital Research and Management Company, a registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., exercised, as of December 31, 1994, investment discretion, but not voting power, with respect to 11,435,000 shares, or 6.6% of outstanding shares, of the Company's Common Stock, which were owned by various institutional investors.

  Set forth in the following table are the beneficial holdings as of the close of business on January 31, 1995 of individual directors and nominees, the five most highly compensated executive officers for 1994 and all directors and executive officers as a group.

                                           SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
                                 -----------------------------------------------------------------
                                   SOLE
                                  VOTING              SHARED VOTING              OPTIONS
                                  AND/OR                  AND/OR                EXERCISABLE
                                 DISPOSITIVE           DISPOSITIVE              WITHIN 60    % OF
                                   POWER                  POWER                   DAYS       CLASS
                                 -----------------------------------------------------------------
Richard H. Brown(2)............      2,238(3)                   --                     --       *
Frank C. Carlucci..............      8,203(3)                   --                     --       *
M. Kathryn Eickhoff............      1,500                      --                     --       *
Antonio M. Gotto...............        810(3)                   --                     --       *
Daryl F. Grisham...............      9,216(3)                   --                     --       *
Lawrence C. Hoff(2)............     38,417                      --                     --       *
Geraldine A. Kenney-Wallace....      1,384(3)                   --                     --       *
William E. LaMothe(2)..........     12,544(3)                   --                     --       *
Jerry R. Mitchell..............      8,830(4)                   --                148,000       *
William D. Mulholland..........      3,007                      --                     --       *
Donald R. Parfet(2)............    545,610(4)            1,390,166(5)(6)          160,350     1.1
William U. Parfet..............    501,864(4)            1,308,500(6)             151,176     1.0
Robert C. Salisbury............     17,503(4)                   --                132,497       *
Ley S. Smith(2)................     12,927(4)                   --                217,250       *
John L. Zabriskie(2)...........     36,109                      --                250,000       *
Directors and Executive
  Officers as a Group (16
  persons)(2)..................  1,221,436(3)(4)         2,414,666(5)(6)        1,180,508     2.7

-------------------------
*Less Than 1%

                                             (notes continued on following page)

(continued from previous page)

(1) Excludes the following share units which were awarded under the Company's Incentive Compensation Plans but payment of which is deferred: L. C. Hoff, 5,220; J. R. Mitchell, 4,102; D. R. Parfet, 3,391; W. U. Parfet, 648; R. C.
    Salisbury, 7,511; L. S. Smith, 6,009; and directors and executive officers as a group, 42,234.

(2) Excludes 350 shares held by the spouse of R. H. Brown; 10,000 shares held by the spouse of L. C. Hoff; 770 shares held by the spouse of W. E. LaMothe; 13,219 shares held by the spouse of D. R. Parfet; 2,200 shares held by the spouse of L. S. Smith; 100 shares held by the spouse of J. L. Zabriskie; and 26,639 shares held by the spouses of directors and executive officers as a group.

(3) Includes the following number of shares representing deferred directors' fees payable in stock which are held in trust with respect to which the individual has sole voting power: R. H. Brown, 1,919; F. C. Carlucci, 7,703;
    A. M. Gotto, 810; D. F. Grisham, 9,116; G. A. Kenney-Wallace, 1,134; and W.
    E. LaMothe, 10,344.

(4) Includes the following number of shares or share equivalents credited under The Upjohn Employee Savings Plan with respect to which the individual has sole voting power: J. R. Mitchell, 830; D. R. Parfet, 2,740; W. U. Parfet, 4,288; R. C. Salisbury, 4,198; L. S. Smith, 1,727; and directors and executive officers as a group, 19,179.

(5) Includes shares over which D. R. Parfet has sole or shared voting or dispositive power as a member of the Board of Trustees of The W. E. Upjohn Unemployment Trustee Corporation, a non-profit corporation which supports research on economic and social problems related to unemployment.

(6) Includes shares held in trust over which voting and/or dispositive power is shared in his capacity as trustee under various trusts.

                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors held fourteen meetings during 1994. Ten non-employee directors and one employee director serve on one or more committees of the Board.

  The Compensation and Incentive Committee of the Board of Directors met six times during 1994 to administer awards under the Company's Management Incentive Program, take certain other actions relating to compensation matters and benefit plans and recommend to the Board the salaries of all corporate officers. The Committee also reviewed, relative to compensation, the financial and operational performance of the Company and its major business segments and the performance of each corporate officer; reviewed plans for management succession and monitored the development of executive officers. The current members of the Compensation and Incentive Committee are R. H. Brown, F. C. Carlucci, D. F. Grisham, W. E. LaMothe and W. D. Mulholland, none of whom is an employee nor eligible for incentive compensation or stock option awards.

  The Audit Committee met four times during 1994. The Committee recommended to the Board of Directors the selection of Coopers & Lybrand as the Company's independent accountants; reviewed the annual financial statements and discussed them with the auditors and financial staff of the Company prior to their submission to the Board of Directors; reviewed the independence of the independent accountants conducting the audit; reviewed the services provided by the independent accountants; reviewed the scope of the Company's internal audit program; discussed with management and the auditors the Company's accounting system and related systems of internal control; reviewed the Company's information security program; reviewed analyses of officers' expenses and use of Company assets; and consulted as it deemed necessary with the independent accountants, internal auditors and the Company's internal financial staff. Current members of the Audit Committee are F. C. Carlucci, M. K. Eickhoff, A. M. Gotto, L. C. Hoff, G. A. Kenney-Wallace and W. E. LaMothe.

  The Nominating Committee met four times during the year. The Committee makes recommendations to the full Board regarding nominees to fill Board vacancies, nominees for membership on Board committees, policies on Board composition, criteria for Board membership, criteria for continuation on the Board, and removal of directors, if and when required. The Committee also reviews and recommends to the Board appropriate corporate governance policies and practices. The Committee will consider director nominees recommended by shareholders. Any such recommendations should be made in writing to the Secretary of the Company at 7000 Portage Road, Kalamazoo, Michigan 49001. Current members of the Nominating Committee are R. H. Brown, F C. Carlucci, M. K. Eickhoff, D. F. Grisham, W. E. LaMothe and W. D. Mulholland.

                        BOARD OF DIRECTORS COMPENSATION

  Compensation for non-employee members of the Board of Directors consists of an annual retainer fee of $25,000 plus a $1,000 fee for each Board meeting attended; a $1,000 fee for attending the first committee meeting held on any day and a $750 fee for attending subsequent committee meetings held on the same day. In addition, the chairperson for each committee receives a quarterly retainer fee of $1,000. Employee directors do not receive compensation for serving on the Board or on the Board's committees. The Company maintains a retirement plan for outside directors which provides that a director will receive retirement benefits for a period of time equal to the length of his non-employee Board service in an amount equal to 50% of his last annual retainer after 5 years of non-employee service plus 5% for each additional year of non-employee Board service up to a total of 100% of his last annual retainer. The Company also maintains a deferred compensation plan for outside directors, which enables a director to defer payment of his fees in cash or stock until he leaves the Board.

                    REPORT OF THE COMPENSATION AND INCENTIVE
                      COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation and Incentive Committee, consisting of five independent directors, none of whom has ever served as an officer or employee of the Company or has any known conflicts, is responsible for the establishment and oversight of executive compensation policies and practices.

COMPENSATION POLICIES

  In general, the Company seeks to encourage and reward executive efforts which create shareholder value through achievement of corporate objectives, business strategies and performance goals, by blending annual and long-term cash and equity compensation and, in so doing, to align the interests of executives with those of shareholders. More specifically, the Committee's compensation policies can be summarized as:

(a) total executive compensation should be targeted at or near the mean competitive level of comparable companies (the companies included in the Combined Standard & Poor's Drug Group Index listed under the caption Comparison of Cumulative Total Shareholder Return) for competitive performance, and, similarly, superior performance should be recognized;

(b) incentive-based (at-risk) compensation should range from 30% to 50% of total compensation, with the higher-ranking executives having a greater proportion of incentive-based compensation;

(c) with respect to incentive-based (at-risk) compensation, at least 50% should be based upon external standards of competitive performance rather than internally established goals; and

(d) equity-based compensation (stock options, restricted stock, performance shares and deferred incentive compensation) should be used to further link executive performance to shareholder interests, promote and encourage stock ownership in the Company and provide an incentive to create long-term shareholder value.

  It is the Committee's belief that a compensation program designed around these policies will enhance relative to the group of comparable companies the returns to the Company's shareholders over time. Each component of compensation (base salary, annual incentive bonus, and long-term equity-based compensation) is outlined below.

BASE SALARIES

  Executive salaries are based on several factors: competitive labor market position determined from market surveys, level of job responsibility, and individual performance. Our objective is to ensure our base salary component is competitive (at a level near the mean/median of comparable companies) and allows for attracting and retaining key talent. Officer performance ratings and salary increases are reviewed by the Committee annually.

INCENTIVE-BASED COMPENSATION

  Payments under the Company's Incentive Compensation Plan are the "at-risk" or variable component of annual executive compensation, ranging from 30% to 50% of total compensation, with senior executives having the highest proportion of incentive-based compensation.

  In 1994, 50% of targeted incentive compensation was based upon the extent to which actual corporate earnings before tax ("EBT") met the targeted corporate EBT levels, and the remaining 50% was determined by the Total Market Return of the Company's Common Stock relative to the average Total Market Return of comparable companies which is measured over a 2-year period. Based on these measurements, executive officers received 101.6% of their 1994 incentive compensation target awards, reflecting 100.7% achievement of the EBT measure and 102.4% achievement of the Total Market Return measure.

  In 1995, 50% of targeted incentive compensation will continue to be dependent upon external standards of competitive performance. However, in addition to the use of Total Market Return, the relative growth in Earnings Before Taxes was added as an external measurement, each factor weighted equally and measured against the group of comparable companies. The remaining 50% of targeted incentive compensation will be determined by the extent that internal performance measurements established for the Company's core processes (R&D, Sales & Marketing and Supply) meet their defined 1995 objectives.

LONG-TERM EQUITY-BASED COMPENSATION

  The Company's principal equity-based compensation includes voluntary and mandatory deferred incentive compensation, stock options, performance shares and restricted stock. In addition, executive officers, like all employees, are eligible for employer matching contributions paid in stock under the Company's Employee Savings Plan.

  Under the terms of the Incentive Compensation Plan, 20% of the incentive compensation earned each year must be deferred in shares of Company stock to be generally paid following the executive's retirement. Premature termination of employment results in forfeiture of the deferred amounts. In addition, the remainder of an executive's incentive compensation may be voluntarily deferred in shares of Company stock.

  The Committee grants annual ten-year stock options, having a value based on the level of stock price appreciation over the market price on the date of grant. The Committee considers the level of stock options granted by the group of comparable companies and the number of Upjohn stock options previously granted in reaching its decision to make additional grants of stock options, but does not have a specific weighting formula for each factor. The Committee also makes periodic grants of performance stock options that become exercisable if the Company's stock price appreciates by certain thresholds over the market price on the date of the grant.

  Performance Shares (which represent a contingent right to receive shares of the Company's Common Stock if specific long-term performance objectives are achieved) were first granted in 1994 (with the first payout scheduled for 1996) as a tool to increase executive equity compensation and to enhance the executive's focus on the long-term performance of the Company. Performance Shares will be earned based upon the Company's relative achievement of Total Market Return, Return on Net Assets and Net Earnings Growth, as compared to the group of comparable companies.

  Restricted stock, which cannot be sold or transferred until earned in future years and will generally be forfeited if the executive terminates employment before the shares are earned, is issued on a periodic basis according to the Committee's assessment of appropriate recognition and retention factors.

POLICY ON DEDUCTIBILITY OF COMPENSATION

  Section 162(m) of the Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to any of the executive officers listed in the Summary Compensation Table under the caption Executive Compensation unless certain requirements are met. This provision requires adherence to non-discretionary, pre-established performance goals. The Committee believes that the stock options granted to these executive officers meet the requirements for fully deductible compensation. However, the Committee believes that it is in the best interests of shareholders and management to retain some level of discretion in determining awards under the Incentive Compensation Plan and the Performance Share Plan. The Committee believes that the benefit derived from the tax deduction is not in proportion to the Committee's responsible stewardship of the Company's incentive and performance-based compensation plans. As in the past, the Committee believes that it is important to be able to review any extraordinary or non-recurring events affecting the Company's results of operations before determining final incentive payouts in order to ensure that the efforts of the incentive group are compensated fairly and appropriately. The result of this decision is the inability of the Company to deduct executive compensation (except for stock options) in excess of $1 million. Currently, only
J. L. Zabriskie, the Company's Chief Executive Officer, has compensation in excess of $1 million that will not be fully deductible.

CHANGE-IN-CONTROL COMPENSATION

  The Committee considers the ability to recruit and maintain an outstanding management team essential to protecting and enhancing the best interests of the Company and the shareholders. In this connection, and to assure the continued services and dedication of executive officers in the event of any threatened or actual change-in-control of the Company, the Committee modified the Company's existing change-in-control provisions to be competitive with other companies. The Company has entered into a new severance agreement with each executive officer providing for the payment of severance benefits sufficient to provide a cash benefit equal to 2.5 times the officer's annualized salary and incentive compensation (whether or not deferred) plus the amount of any excise taxes payable by the officer on such amount in the event his/her employment is terminated other than for cause, disability or retirement within two years following a change-in-control of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The annual compensation initially paid to J. L. Zabriskie, who became Chief Executive Officer of the Company in 1994, was fixed by his employment agreement and was determined by the Committee to be competitive with the compensation paid to CEO's of comparable companies and necessary to attract J. L. Zabriskie to the Company. Under his employment agreement, J. L. Zabriskie's 1994 base salary was set at $800,000. He also received a bonus of $731,272 (his target award of $720,000 was applied to the Company's overall performance payout factor of 101.6%) in February 1995 for services rendered in 1994, approximately $530,000 of which will not be deductible by the Company under the new Internal Revenue Code limits. In addition, pursuant to his employment agreement, J. L. Zabriskie received 15,000 shares of restricted stock to be earned in equal amounts in January 1995 and January 1996, which amount was later reduced by the value of a performance share award received from his prior employer to 10,202 shares and which may be subject to further reduction if additional performance share awards are received from his prior employer. Under his employment agreement, J. L. Zabriskie was also granted a stock option for 250,000 shares that became exercisable on January 3, 1995; a stock option for 50,000 shares that will become exercisable after January 3, 1996 when the stock price exceeds $34.06; and a stock option for 50,000 shares that will become exercisable after January 3, 1997 when the stock price exceeds $39.06. All of the stock options have a ten-year term and an exercise price of $29.06 per share.

  Beginning with 1995 compensation, J. L. Zabriskie's salary, incentive compensation, stock options and performance share awards were determined by the Committee on the basis of the compensation policies described above. The Committee evaluates the performance of the CEO at least annually based upon both the Company's financial performance and the extent to which strategic and business plan goals are met. The Committee does not assign relative weights or rankings to each of such factors but instead makes a subjective determination based upon a consideration of all such factors.

  In reviewing the CEO's 1994 performance, the Committee noted J. L. Zabriskie's significant leadership in creating a vision for growth of the Company and redefining the Company's core processes. In addition, the Company's 1994 financial performance met internal goals and exceeded external expectations in the face of intense generic competition and changing market conditions. Under the leadership of J. L. Zabriskie, the Company's 1994 accomplishments included further concentration of R&D efforts on high potential products, restructuring U.S. pharmaceutical sales and marketing operations, implementation of a specific generic strategy to reduce the impact of key patent expirations, streamlining of certain manufacturing processes, further cost reductions throughout the Company, the sale of the agricultural seed business, acquisition of several product candidates and technology and expansion of operations in China, Eastern Europe and other promising international markets.

                      COMPENSATION AND INCENTIVE COMMITTEE

R. H. Brown    F. C. Carlucci   D. F. Grisham   W. E. LaMothe   W. D. Mulholland

                             EXECUTIVE COMPENSATION

  The following table shows the total compensation received for the last three calendar years by the Chief Executive Officer and by the next four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                         --------------------   -------------------------------------------------------
                                                                                            SECURITIES
                                                                RESTRICTED   PERFORMANCE      UNDER-           ALL
                                                                  STOCK         SHARE          LYING          OTHER
                                           BASE       BONUS       AWARDS       AWARDS         OPTIONS      COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR     SALARY       (1)         (2)           (3)       (# OF SHARES)       (4)
-----------------------------------------------------------------------------------------------------------------------
J. L. Zabriskie,                 1994    $800,000    $731,272    $300,321     $ 286,250       350,000            N/A
  Chairman of the Board and
  Chief Executive Officer
L. S. Smith,                     1994    $480,000    $431,262    $      0     $ 152,686        32,000         $4,575
  President and Chief            1993    $415,417    $462,408    $      0             0        40,000         $5,494
  Operating Officer              1992    $380,000    $276,115    $166,250             0        40,000         $5,726
J. R. Mitchell,                  1994    $414,830    $304,697    $      0     $ 152,686        32,000         $4,616
  Vice President of the Board    1993    $366,875    $302,830    $      0             0        40,000         $6,368
  and President, Upjohn          1992    $335,000    $203,267    $403,750             0        30,000         $6,621
  Laboratories
R. C. Salisbury,                 1994    $300,042    $205,514    $      0     $ 114,500        24,000         $4,596
  Executive Vice President and   1993    $275,000    $206,876    $      0             0        45,000         $6,368
  Chief Financial Officer        1992    $272,083    $159,638    $132,250             0        25,000         $6,621
D. R. Parfet,                    1994    $277,084    $189,928    $      0     $ 114,500        24,000         $4,575
  Executive Vice President for   1993    $266,000    $215,847    $      0             0        30,000         $6,368
  Administration                 1992    $266,000    $169,130    $      0             0        30,000         $6,621

-------------------------
(1) Bonus represents Incentive Compensation Plan awards (20% of which is deferred and subject to forfeiture if employment is terminated other than for retirement, death or disability) and any other annual bonuses.

(2) The restricted stock included in the table represents the fair market value of the entire restricted stock award on the date of grant, including the value of any supplemental payment in cash or stock that vests ratably as the restricted stock vests. The restricted stock included in the table for J. L. Zabriskie is subject to reduction by the value of any future performance share target awards received by him from his prior employer. During 1994, 4,798 restricted shares granted to J. L. Zabriskie were canceled due to his receipt of performance share awards from his prior employer. The restricted stock granted to J. L. Zabriskie will remain restricted until May 1996 or such earlier time (but not before January 1996) that it is determined that no further performance shares will be received by him from his prior employer. Dividends are paid on the restricted stock at the same time and at the same rate as paid to all shareholders. As of December 31, 1994, based on the market price of the Company's Common Stock on that date of $30.9375, J.
    L. Zabriskie held 10,202 shares of restricted stock valued at $315,624; L.
    S. Smith held 2,000 shares of restricted stock valued at $61,875 which will be earned in 1995; J. R. Mitchell held 6,800 shares of restricted stock valued at $210,375, which will be earned at the rate of 18% in 1995 and 1996, 24% in 1997 and 40% in 1998; and R. C. Salisbury held 1,600 shares of restricted stock valued at $49,500 which will be earned in 1995.

(3) The Performance Shares included in the table represent the fair market value of the number of shares of the Company's Common Stock on the date of grant that will be earned by the recipient over two-year and three-year performance cycles. Dividend equivalents are credited on the Performance Shares at the same time and at the same rate as regular dividends are paid to shareholders. As of December 31, 1994, based on the market price of the Company's Common Stock on that date of $30.9375, J. L. Zabriskie held 10,000 performance shares valued at $309,375; L. S. Smith held 5,334 performance shares valued at $165,020; J. R. Mitchell held 5,334 performance shares valued at $165,020; R. C. Salisbury held 4,000 performance shares valued at $123,750; and D. R. Parfet held 4,000 performance shares valued at $123,750.

(4) All other compensation represents the Company match under The Upjohn Employee Savings Plan.

                              STOCK OPTION GRANTS

  The following table shows the number and percentage of stock options granted to the named executive officers during 1994, the exercise price and expiration date of the options and the potential realizable value of each grant assuming that the market price of the stock appreciates in value from the date of grant to the expiration date at assumed annualized 5% and 10% rates. The Company is unable to predict or estimate the Company's actual future stock price or place a reasonably accurate present value on the options granted.

              ORIGINAL STOCK OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                   POTENTIAL REALIZABLE
                             INDIVIDUAL GRANTS                                             VALUE
----------------------------------------------------------------------------      AT ASSUMED ANNUAL RATES
                        NUMBER OF     % OF TOTAL                                      OF STOCK PRICE
                        SECURITIES     OPTIONS                                         APPRECIATION
                        UNDERLYING    GRANTED TO    EXERCISE OR                       FOR OPTION TERM
                         OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION     -------------------------
         NAME            GRANTED     FISCAL YEAR      ($/SH)         DATE          5%($)          10%($)
----------------------- ----------   ------------   -----------   ----------     ----------     ----------
J. L. Zabriskie........    350,000       18.2%          29.0625       1/3/04      6,397,000     16,211,300
L. S. Smith............     32,000       1.66%           28.625      2/15/04        576,100      1,459,900
J. R. Mitchell.........     32,000       1.66%           28.625      2/15/04        576,100      1,459,900
D. R. Parfet...........     24,000       1.24%           28.625      2/15/04        432,100      1,094,900
R. C. Salisbury(2).....     24,000       1.24%           28.625      2/15/04        432,100      1,094,900

-------------------------
(1) Options can be exercised in full after one year of employment from the date of grant with payment in either cash or shares of the Company's Common Stock. Upon a stock-for-stock exercise, the optionee will receive a new, non-qualified reloaded stock option at the then current market price for the number of shares tendered to exercise the option. The reloaded stock option will have an exercise term equal to the remaining term of the exercised option. Options may only be exercised during employment or within three months after employment ceases, except that following retirement at or after age 65 or other approved termination of employment, stock options may be exercised for periods up to five years (but not beyond the original expiration date of the option).

(2) In addition to the original stock option grant shown above, R. C. Salisbury received a "reloaded" stock option in 1994 at the then current market price of $35.31 for the 7,544 shares tendered by him in a stock-for-stock option exercise during the year. The "reloaded" stock option for 7,544 shares will have an expiration date of February 16, 2003 and a potential realizable value of $146,852 assuming that the market price of the stock appreciates in value from the date of receipt to the expiration date at an assumed annualized 5% rate and $361,697 at an assumed annualized 10% rate.

                             STOCK OPTION EXERCISES

  The following table shows the number of stock options exercised and the value realized by the named executive officers during 1994 and the number of unexercised stock options remaining at year end and the potential value thereof based on the year-end market price of the Company's Common Stock of $30.9375:

             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                     NUMBER OF
                                                                     SECURITIES         VALUE OF
                                                                     UNDERLYING        UNEXERCISED
                                                                    UNEXERCISED       IN-THE-MONEY
                                                                     OPTIONS AT        OPTIONS AT
                                                                     FY-END (#)        FY-END ($)
                                      SHARES                       --------------    ---------------
                                   ACQUIRED ON        VALUE         EXERCISABLE/      EXERCISABLE/
              NAME                 EXERCISE (#)    REALIZED ($)    UNEXERCISABLE      UNEXERCISABLE
--------------------------------   ------------    ------------    --------------    ---------------
J. L. Zabriskie.................           0                0           0/350,000    $     0/656,250
L. S. Smith.....................           0                0      185,250/32,000    $110,656/74,000
J. R. Mitchell..................           0                0      116,000/32,000    $111,562/74,000
D. R. Parfet....................       1,950         $ 37,376      136,350/24,000    $ 96,150/55,500
R. C. Salisbury.................      10,401         $ 89,169      100,953/31,544    $ 69,086/55,500

                            PERFORMANCE SHARE AWARDS

  The following table shows the number of Performance Shares granted to the named executive officers during 1994, the performance period over which the Performance Shares will be earned and minimum, target and maximum payouts of the Performance Share grants. Performance Shares represent a contingent right to receive shares of the Company's Common Stock if specific long-term performance objectives are achieved. Performance Shares will be earned based upon the Company's relative achievement of Total Market Return, Return on Net Assets and Net Earnings Growth, as compared to the group of comparable companies. If minimum objectives are not met, there will be no distributions.

    LONG-TERM INCENTIVE PLAN -- PERFORMANCE SHARE AWARDS IN LAST FISCAL YEAR

                                                                          ESTIMATED FUTURE PAYOUTS
                                        NUMBER OF                      ------------------------------
                                       PERFORMANCE     PERFORMANCE     THRESHOLD    TARGET    MAXIMUM
                NAME                     SHARES          PERIOD         (#)(1)      (#)(2)    (#)(3)
------------------------------------   -----------    -------------    ---------    ------    -------
J. L. Zabriskie.....................      5,000       1994 and 1995       683.5      5,000    10,000
                                          5,000         1994-1996        1000.0      5,000    10,000
L. S. Smith.........................      2,667       1994 and 1995       364.5      2,667     5,334
                                          2,667         1994-1996         533.4      2,667     5,334
J. R. Mitchell......................      2,667       1994 and 1995       364.5      2,667     5,334
                                          2,667         1994-1996         533.4      2,667     5,334
D. R. Parfet........................      2,000       1994 and 1995       273.4      2,000     4,000
                                          2,000         1994-1996         400.0      2,000     4,000
R. C. Salisbury.....................      2,000       1994 and 1995       273.4      2,000     4,000
                                          2,000         1994-1996         400.0      2,000     4,000

-------------------------

(1) Threshold represents the minimum amount payable if any payout is achieved.

(2) Target represents the amount payable if the specified performance criteria are exactly achieved.

(3) Maximum represents the maximum amount payable under the terms of the Performance Share Plan.

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

  The following graphs compare the yearly change over the last five years and, for a longer-term perspective, over the last ten years, in the Company's cumulative total shareholder return (stock price appreciation plus the cumulative value of reinvested dividends) compared to the Standard & Poor's 500 Stock Index and a Combined Standard & Poor's Drug Group Index consisting of Abbott Laboratories; American Home Products Corporation; Bristol-Myers Squibb Company; Johnson & Johnson; Eli Lilly and Company; Merck & Co., Inc.; Pfizer Inc.; Schering-Plough Corporation; The Upjohn Company and Warner Lambert Company. Under this peer group index, the returns of each component company are weighted according to their respective stock market capitalization as of the beginning of each period for which a return is indicated. For 1994, total shareholder return performance by The Upjohn Company was 111.4% as compared to 113.4% for the Peer Group Index. The graphs assume $100 was invested on December 31, 1989 (for five-year graph) and December 31, 1984 (for ten-year graph) and that all dividends were reinvested. The stock performance as shown on the Performance Graph should not be interpreted as a prediction of future stock performance.

                              5 YEAR TOTAL RETURN

      MEASUREMENT PERIOD            UPJOHN        S&P 500 IN-
    (FISCAL YEAR COVERED)           COMPANY           DEX         PEER GROUP
1989                                    100             100             100
1990                                    101.35           96.89          117.70
1991                                    112.51          126.42          184.01
1992                                     93.08          136.05          154.69
1993                                     86.84          149.76          145.19
1994                                     96.73          151.74          164.69

                              10 YEAR TOTAL RETURN

      MEASUREMENT PERIOD            UPJOHN        S&P 500 IN-
    (FISCAL YEAR COVERED)           COMPANY           DEX         PEER GROUP
1984                                    100             100             100
1985                                    195.94          131.64          147.05
1986                                    278.72          156.08          202.72
1987                                    272.76          164.04          219.75
1988                                    267.79          191.28          250.90
1989                                    369.03          251.89          353.20
1990                                    374.02          244.07          415.73
1991                                    415.20          318.43          649.94
1992                                    343.51          342.69          546.36
1993                                    320.48          377.23          512.81
1994                                    356.96          382.21          581.70

                              RETIREMENT BENEFITS

  The following table illustrates the estimated annual benefits payable under the Company's pension plan upon retirement to persons in the specified remuneration and years-of-service classifications, assuming retirement at the normal Social Security retirement age and assuming the participant's remuneration is equivalent to his Final Average Salary under the plan and is equal to or greater than 150% of his Social Security Covered Compensation. The amounts shown include additional non-qualified pension benefits, represent straight-life annuity amounts notwithstanding the availability of joint survivorship provisions and are not subject to any offset or reduction for Social Security benefits.

                               PENSION PLAN TABLE

                                                    YEARS OF SERVICE*
                     --------------------------------------------------------------------------------
   REMUNERATION      15 YEARS     20 YEARS     25 YEARS      30 YEARS       35 YEARS       40 YEARS*
-------------------  ---------    ---------    ---------    -----------    -----------    -----------
$  500,000.........  $ 147,000    $ 196,000    $ 245,000    $   295,000    $   307,000    $   320,000
$  700,000.........  $ 207,000    $ 276,000    $ 345,000    $   415,000    $   432,000    $   450,000
$  900,000.........  $ 267,000    $ 356,000    $ 445,000    $   535,000    $   557,000    $   580,000
$1,100,000.........  $ 327,000    $ 436,000    $ 545,000    $   655,000    $   682,000    $   710,000
$1,300,000.........  $ 387,000    $ 517,000    $ 646,000    $   775,000    $   805,000    $   840,000
$1,500,000.........  $ 447,000    $ 573,000    $ 716,000    $   859,000    $   931,000    $   969,000
$1,700,000.........  $ 507,000    $ 679,000    $ 849,125    $ 1,019,000    $ 1,057,000    $ 1,104,000
                     ---------    ---------    ---------    -----------    -----------    -----------

-------------------------
* Service in excess of 40 years is not counted under the Company's pension plan.

  The compensation included as remuneration are the amounts listed under "Annual Compensation" in the Summary Compensation Table shown above. The current number of years of service credited for the following individuals at December 31, 1994, were: J. L. Zabriskie, 29 years; L. S. Smith, 36 years; J. R. Mitchell, 9 years;
D. R. Parfet, 17 years; and R. C. Salisbury, 20 years. As noted below, J. L. Zabriskie's retirement benefit under the Company's plans will be reduced by the value of his pension from former employment.

                             EMPLOYMENT AGREEMENTS

  Under an agreement made with J. L. Zabriskie when he joined the Company, he will receive a retirement benefit under the Company's pension plans as if he had been employed by Upjohn for 28 years plus his actual years of service with the Company less the value of his pension from former employment.

  Under an agreement made with J. R. Mitchell when he joined the Company, he will receive a retirement benefit equal to that which he would receive if he were granted 1.67 years of service for each actual year of service under the Company's pension plans, reduced by the value of the pension to be received by him from his former employment.

                     TERMINATION OF EMPLOYMENT ARRANGEMENTS
                             AND CHANGE-IN-CONTROL

  The Company has a separation payment plan for eligible individual employee non-performance terminations, including executive officers, ranging from one week's base pay for employees with three months' service to 31 weeks' base pay for 30 or more years of service.

  The Company has entered into a severance agreement with each executive officer providing for the payment of severance benefits sufficient to provide a cash benefit equal to 2.5 times the officer's annualized salary and incentive compensation (whether or not deferred) plus the value of any excise taxes payable by the officer on such amount in the event his or her employment is terminated other than for cause, disability or retirement within two years following a change-in-control of the Company. A change-in-control is defined generally as the acquisition of 33% or more of the Company's Common Stock or a majority change in the incumbent Board of Directors.

                             SHAREHOLDER PROPOSALS

  For approval, each of the following proposals must receive the affirmative vote of a majority of the total number of shares voting on such matter at the Annual Meeting of Shareholders. The names and addresses of the proponents of the following proposals and the number of shares of the Common Stock of the Company owned by them will be furnished, orally or in writing as requested, by the Secretary of the Company promptly upon receipt of any written or oral request.

       SHAREHOLDER PROPOSAL NO. 1 AND SHAREHOLDERS' STATEMENT IN SUPPORT

  WHEREAS, we believe all U.S. citizens and corporate entities are being called to sacrifice and to do their part in bringing about a more just and equitable health care system.

  During the 1980s, prescription drug prices increased at almost three times the rate of general inflation in the United States.

  The burden of these cost increases has been borne by individual consumers such as the elderly and the underinsured in the retail market as well as increased costs for the institutional health care facilities.

  The drug companies have been criticized by citizens, organizations, and U.S. government agencies as being unjust in the reaping of "excessive profits at the expense of millions of U.S. citizens."

  The price of drugs is consistently higher in the U.S. retail market than in other industrialized countries.

  The drug companies have argued that the higher prices in the U.S. are necessary to recoup research and development costs. While all persons who receive these drugs benefit from the research and development, U.S. consumers bear the burden of these costs.

  Pharmaceutical companies' recent efforts to limit overall price increases to inflation have failed to significantly benefit retail consumers due to discounted prices offered to volume purchasers such as HMOs and large purchasing groups.

  We believe U.S. citizens want reasonable limits on pharmaceutical prices.

  RESOLVED, the shareholders request the Board to create and implement a policy of price restraint of pharmaceutical products for both the average individual consumer and the institutional purchasers utilizing a combination of approaches to keep drug prices to a reasonable level.

  The Board will report to shareholders on positive changes in policies and pricing procedures for our pharmaceutical products by September, 1995.

  In creating this policy, the Board should consider a formula whereby the individual price on each of the top five prescription drugs for the retail market based on dollar volume in the U.S. for our Company be no higher than 10% of the average price for each of the five drugs in the top five markets of these same drugs in the industrialized world, and if the price differential is more than 10% for any one of the drugs, that a voluntary cap be immediately placed on the price of said drug in the U.S. until the differential is within the 10%.

  Drug pricing has been a controversial topic for the last few years. Now that we are facing major reforms in our health care system in the U.S., it seems most appropriate that all pharmaceutical companies take their share of the responsibility in this reform effort.

        BOARD OF DIRECTORS' STATEMENT AGAINST SHAREHOLDER PROPOSAL NO. 1

  The Board shares the shareholders' concern with increasing healthcare costs and supports healthcare reform. However, prescription drugs are part of the solution, offering a cost-effective alternative to more expensive health care services. Prescription drugs in the U.S. are reasonably priced and are a good value to consumers. The 1994 catalog price per day of therapy for Upjohn's leading prescription drugs was $1.56 for XANAX, $0.53 for MICRONASE, $0.52 for GLYNASE, $0.26 for PROVERA, $1.66 for ANSAID, $0.67 for MOTRIN and $1.46 for ROGAINE. Each of these products treats serious medical problems and offers superior value to consumers, especially when compared with other products society buys for the same or higher prices. Further, the Board notes that for the last two years, the Company has had a net price decrease for its total U.S. prescription product line. Adherence to strict pricing formulas may put the Company at a competitive disadvantage in both the U.S. and foreign markets and precludes the flexibility necessary to meet particular market circumstances. Shareholders should also be aware that U.S. prescription drug prices are not uniformly higher than in other industrialized countries. 1992 survey data showed that of the 20 most prescribed drugs in 45 countries, 65% were priced higher outside the United States. Price comparisons between countries are affected by many variables, including currency fluctuations, standards of living, patent protection, government price controls, clinical practices and consumer preference. Accordingly, the Board recommends a vote AGAINST Shareholder Proposal No. 1.

       SHAREHOLDER PROPOSAL NO. 2 AND SHAREHOLDER'S STATEMENT IN SUPPORT

  On May 24, 1994, South Africa's newly elected President Nelson Mandela invited his country and its supporters to eradicate apartheid's economic and social legacy, stating:

  My government's commitment to create a people-centered society of liberty binds us to the pursuit of the goals of freedom from want, freedom from hunger, freedom from deprivation, freedom from ignorance, freedom from fear. These freedoms are fundamental to the guarantee of human dignity. They will therefore constitute part of the centerpiece of what this government will seek to achieve...

  South Africa's apartheid policies left its economy unjust and unproductive:

  - One out of four children is physically and/or mentally stunted as a result of malnutrition,

  - More than seven million people are homeless or inhabit makeshift shanties,

  - The black community's illiteracy and unemployment rates exceed 50%,

  - Black South Africans' average income is one-tenth that of whites,

  - National economic growth declined between 1986 and 1993 to an annual average less than 1%.

  We believe business can play a major role in building a productive, democratic South African economy. In 1993, the South African Council of Churches issued its Code of Conduct for Business Operating in South Africa, inviting companies to help "reverse this crippling legacy and to improve the economic well-being of all South African" by reshaping investments "in the image of an equitable, democratic and life-enhancing society."

  This ethical framework grew out of work with the African National Congress
(ANC), Coalition of South African Trade Unions (COSATU), and numerous other political, community, business and international organizations.

  The SACC Code encourages business to play a constructive and creative role in partnership with employees, communities and other members of society to lay the economic foundations for a stable and prosperous South Africa. Its planks call for equal opportunity, training and education to increase productive capacities, protection of workers' rights, a safe and healthy work place, job creation, social responsibility programs developed in consultation with communities affected, disclosure of product hazards to consumers, environmentally sound products and practices, support for black-owned businesses, and disclosure of information needed to monitor Code implementation.

  Many U.S. companies have pledged to do their South African business in the spirit of this code, stating that their current practices and commitment to good corporate citizenship are already consistent with it.

  We believe it is in our company's best interest to invest responsibly in South Africa, whose gross domestic product of approximately $100 billion is 80% that of Southern Africa and half that of the African continent.

  In our view adherence to the SACC Code will help stabilize our company's investment environment, improve its standing in its South African communities and markets, and prepare it to meet requirements the new government may legislate.

  THEREFORE, shareholders request the Board of Directors:

     1. to commit to uphold the Code of Conduct for Business Operating in South Africa as it does business in that country, and

     2. report to shareholders on its implementation.

        BOARD OF DIRECTORS' STATEMENT AGAINST SHAREHOLDER PROPOSAL NO. 2

  The Board of Directors shares the proponent's commitment to advancing social justice and economic growth in South Africa. The Board also recognizes that social responsibility remains as important in post-apartheid South Africa as before the 1994 democratic elections. Upjohn has for many years been actively engaged in efforts to improve the health and quality of life for all South Africans in the broader community, while also addressing equal employment opportunity, job training, occupational health and safety, and contracting opportunities in the workplace. Upjohn has won broad community respect for its accomplishments in black advancement, including recognition by the Black Management Forum in South Africa. Currently, the Company is participating with other corporate, non-profit and community interests in the development of the new government's program to address critical community development needs. The Board believes that this government effort is the best vehicle existing at this stage for continuing the Company's social responsibility efforts. Accordingly, the Board recommends a vote AGAINST Shareholder Proposal No. 2.

       SHAREHOLDER PROPOSAL NO. 3 AND SHAREHOLDER'S STATEMENT IN SUPPORT
            (NO OTHER SHAREHOLDER'S STATEMENT IN SUPPORT SUBMITTED)

  WHEREAS, in human fertilization, the uniting of the sperm and ovum, a cellular process with unique genetic characteristics, different than the mother and father, begins.

  WHEREAS, many scientists and individuals believe a distinct human life is formed after fertilization occurs.

  WHEREAS, cellular evidence of personhood is admissible in a court of law.

  WHEREAS, some of the Company's products have effects that inhibit the development of this genetically distinct human life after fertilization.

  WHEREAS, any product that inhibits the development of unborn human life may be considered an abortifacient.

  WHEREAS, considering the sensitive nature of the subject of abortion, women should have as much information as possible in making informed decisions.

  RESOLVED, the shareholders request the board of directors to form a committee. The purpose of this committee would be to formulate an educational plan that would inform literate and non-literate women of the possible abortifacient action of any of the Company's products. The committee would report to the board by November 1, 1995, with their specific recommendations. This report, excluding any proprietary information, should be made available to all shareholders at that time.

        BOARD OF DIRECTORS' STATEMENT AGAINST SHAREHOLDER PROPOSAL NO. 3

  The Board believes that women should have all appropriate information regarding all potential effects of the Company's products, including any possible abortifacient effects. However, the Company believes that a woman's physician is in the best position to provide education about possible abortifacient and other effects of our products. The Company provides detailed information regarding the reproductive consequences of its products to physicians and pharmacists as part of the product labeling. In addition, much of this information is published in the Physician's Desk Reference, which is publicly available in many libraries and bookstores. Accordingly, the Board recommends a vote AGAINST Shareholder Proposal No. 3.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  Coopers & Lybrand, who have been the Company's independent accountants for a number of years, have been selected by the Board of Directors to be its independent accountants for the current year. A representative of this firm will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if desired to do so and will be available to respond to shareholder questions.

                        RECEIPT OF SHAREHOLDER PROPOSALS

  For inclusion in the Company's 1996 proxy statement, all shareholder proposals for consideration at the Annual Meeting of Shareholders of the Company to be held in 1996 must be received at the Company's executive offices by November 25, 1995. Such proposals must also comply with all other regulations of the Securities and Exchange Commission.

                                 OTHER BUSINESS

  The Company knows of no other business to come before the meeting. If, however, other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

                                            By order of the Board of Directors,
                                            Kenneth M. Cyrus
                                            Secretary

Dated: March 23, 1995

                                 (UPJOHN LOGO)

(logo for recycled paper)                                            97-178 3/95

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                                                        THE UPJOHN COMPANY
[UPJOHN LOGO]                                     ANNUAL MEETING, APRIL 18, 1995                                        PROXY
                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints K. M. Cyrus and J. L. Zabriskie, and each of them, as proxies with power of substitution, to vote all the stock of THE UPJOHN COMPANY, which the undersigned has the power to vote at its Annual Meeting or at any adjournment thereof, as specified on the reverse side, and in their discretion upon such other matters as may properly come before the meeting.
If applicable, this proxy shall also govern the voting of stock held for the account of the undersigned in the Company's Dividend
Reinvestment and Stock Purchase Plan and The Upjohn Employee Savings Plan.

                                                                           [ ] CHECK HERE FOR ADDRESS CHANGE.

                                                                           NEW ADDRESS: ____________________________________

                                                                           _________________________________________________

                                                                           _________________________________________________

                                                                           [ ] CHECK HERE IF YOU PLAN TO ATTEND THE MEETING.


                                            (CONTINUED AND TO BE SIGNED ON OTHER SIDE)
97-177 2/95


                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                                                                                ]
If you sign this proxy without checking any boxes, this proxy shall be voted FOR all nominees and AGAINST all shareholder proposals.

                                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

                                                                   WITHHELD
1. NOMINEES: M. Kathryn Eickhoff, Daryl F. Grisham,   FOR all      from all     FOR all nominees, except vote
   Lawrence C. Hoff, Jerry R. Mitchell, M.D. and     nominees      nominees     withheld from the following nominees:
   William U. Parfet for three-year terms and          [ ]           [ ]         [ ]
   Antonio M. Gotto, Jr., M.D. for a two-year term                              ______________________________________________

                                                      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ALL SHAREHOLDERS PROPOSALS

                                          For      Against     Abstain                                     For    Against   Abstain
2. SHAREHOLDER PROPOSAL No. 1             [ ]        [ ]         [ ]       4. SHAREHOLDER PROPOSAL No. 3   [ ]      [ ]       [ ]


                                          For      Against     Abstain
3. SHAREHOLDER PROPOSAL No. 2             [ ]        [ ]         [ ]

                                                                           PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS
                                                                           ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE
                                                                           CAPACITY, SIGN NAME AND INDICATE TITLE.

                                                                           ___________________________________  ____________________
                                                                                     Signature                        Date

                                                                           ___________________________________  ____________________
                                                                                     Signature                        Date

                                                                           PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY CARD
                                                                           PROMPTLY TO: HARRIS TRUST AND SAVINGS BANK, PO BOX A3800,
                                                                           CHICAGO, ILLINOIS 60690-9972.


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